January 9, 2012

MGP Ingredients, Inc. Cray Business Plaza 100 Commercial Street P.O. Box 130 Atchison, Kansas 66002
Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We are acting as counsel for MGP Ingredients, Inc., a Kansas corporation (the “Company”), which was formerly named MGPI Holdings, Inc., in connection with the preparation and filing by the Company of Post-Effective Amendments No. 1 (the “Amendments”) to the Registration Statements on Form S-8, Registration Nos. 333-162625, 333-119860, 333-162626, 333-137593, 333-51849 (collectively, the “Registration Statements”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”), as a successor issuer of MGPI Processing, Inc., a Kansas corporation (“Processing”), which was formerly named MGP Ingredients, Inc., in connection with, and upon the completion of, a holding company restructuring effected through a merger whereby Processing became a wholly-owned subsidiary of Company as a result of the merger.  The merger was effected on January 3, 2012 without shareholder approval pursuant to Section 17-6701(g) of the Kansas General Corporation Code.  The Amendments relate to the adoption by the Company of the Stock Incentive Plan of 1996, as amended; the 1998 Stock Incentive Plan for Salaried Employees, as amended; the Stock Incentive Plan of 2004, as amended; the 1996 Stock Option Plan for Outside Directors, as amended; and the Non-Employee Directors’ Restricted Stock and Restricted Stock Unit Plan, as amended (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  In our examination, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of

MGP Ingredients, Inc.
January 9, 2012

governmental officials and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing, we are of the opinion that the shares proposed to be issued under the Plans have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and non-assessable.

This opinion reflects only the application of the General Corporation Code of the State of Kansas.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bryan Cave LLP